99.1 Chief Executive's Letter dated October 24, 2008.

October 24, 2008.

Dear Shareholder,

In the third quarter of 2008 Environmental Solutions Worldwide (ESW) continued to carry out its strategic initiatives outlined for you in my previous letter, dated May 23, 2008. Our focus and discipline in implementing this plan is paying off and improving our competitive position.

We are developing products that meet the needs of our customers and which meet industry standards. In the past few months:

     - We have successfully achieved a 27% Nitrogen Oxide (NOx) reduction without increasing Particulate Matter (PM) with our marine/locomotive catalyst technology branded XtrmCat(TM). The validation test program, run at the Southwest Research Institute (SwRI) in San Antonio Texas, concluded in July 2008.

     - The tests at SwRI also supported that our technology is capable of reducing 25% or greater Particulate Matter (PM), demonstrated with the XtrmCat(TM) DOC installed as a post turbo catalyst/muffler application on the Electro-Motive Diesel (EMD) test engine without any engine modifications. As a result of this confirmation we have received the status of `Emerging Technology' for our XtrmCat(TM) Diesel Oxidation Catalyst (DOC) from the Environmental Protection Agency (EPA). With this new listing, end users such as marine operators are now able to apply for grant funding for installing the XtrmCat(TM) under the EPA administered program while we are working towards implementing the necessary steps for final verification in both field use and at SwRI's testing facility.

     - The California Air Resources Board (CARB) and the South Coast Air Quality Management District has invited ESW to showcase our ThermaCat(TM) Active Level III Diesel Particulate Filters on a number of high profile applications to demonstrate technology capabilities in retrofit applications on offroad / construction vehicles and equipment for the California market. We are working with California based distributor, Recat and installed ThermaCat(TM) units in two major Los Angeles ports on Top Pick 350hp heavy duty lift vehicles that are used to move and stack containers. The significance of this application is that these vehicles are on duty 24 hours a day aiding port activities; Port operators cannot afford any down time. The ThermaCat(TM) offers a solution with its robust seamless integration while remaining invisible to the vehicle operations.

     - We have also moved into the concluding phase of our CleanCat(TM) Level I High Performance Diesel Oxidation Catalyst (HP-DOC) verification program with the Environmental Protection Agency (EPA). The final testing of the unit is going to take place at SwRI. We believe the EPA verified CleanCat(TM) will round out our diesel engine emissions reduction catalyst line, giving us an excellent low end product to service the worldwide retrofit market.

     - Our mining catalyst branded M-Cat(TM) "Permissible" has become the first catalyst system to be certified by the Mining Safety and Health Administration (MSHA) for use in underground coal mines. We have worked with Filter Services & Testing (FST) to integrate this proprietary technology into the Bucyrus Power Pac assembly. The challenge for the group was to maintain the mandatory maximum exhaust system skin surface temperature of 300 degrees Fahrenheit.

The progress and success in our product development is also translating into increased market interest towards our product line.

     - Following the recommendation by the New York Department of Sanitation, based on the success of prior installations of our products on their waste disposal vehicles, we have received a Purchase Order from the Korean based off-road construction Original Equipment Manufacturer
          (OEM), Doosan Infracore America Corporation (DIA), with North American headquarters located in Georgia. The program involved the replacement of the DIA factory muffler with an ESWC catalyzed modular muffler. The new product is based on ESW's CARB verified Level II Particulate Reactor(TM). We have manufactured and delivered the order to DIA in September of 2008.

     - We continue to work with our distribution partners and received orders for our ThermaCat(TM) proprietary Level III diesel catalyst from International Truck and Engine's "Green Diesel Technology" division. The units were manufactured and delivered in the first week of October and installed on school buses in South Georgia. This was the first sale and installation of ThermaCat's(TM) into the school bus community. Due to the low temperature operating conditions required for the use of the ThermaCat(TM), we believe it has the potential to be sold into the largest demographic of these types of applications.

     - ESW has received multiple Purchase Orders from International Truck and Engine's "Green Diesel Technology" group for the Company's proprietary Particulate Reactor(TM) Level II catalyst mufflers. The custom built units were installed by International's(R) local dealer on municipal vehicle applications operating in Hawaii.

We also continue to concentrate on our product line developed specifically for military applications. Our military division "ESW Military Technology" has been invited to exhibit at this year's annual Industry Day show held in London, Ontario, Canada during the period of October 20-24, 2008, based on the feedback received from both Industry and the Light Armoured Vehicle User Nation Group (LAVUNG) following last year's Industry Afternoon. This show provides an excellent opportunity to introduce this multi-disciplined and influential staff with an understanding of relevant products and technologies on the market or in development, and provide visibility of our products to potential customers.

We believe that by following our strategic plans and delivering on our promises we are on the right track to becoming a leader in providing environmental and related technology solutions. We continue to look to improve the quality of life today and for future generations while creating shareholder value.

On behalf of the management team at ESW, I would like to thank the shareholders for their continued support in the Company.

Yours Very Truly,
DAVID J. JOHNSON
PRESIDENT - CEO
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC


SAFE HARBOR
Any forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act") including such words preceding discussion such as "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements.